Exhibit 99.5

Bristol-Myers Squibb and Pharmasset Enter into a Clinical Collaboration Agreement for Proof of Concept Combination Study in Patients Chronically Infected with Hepatitis C

•	Study is the first cross-company collaboration combining two oral, direct-acting antivirals

•	Study to evaluate the combination with and without ribavirin in treatment-naïve patients

(NEW YORK and PRINCETON, New Jersey, January 10, 2011) – Bristol-Myers Squibb Company (NYSE:BMY) and Pharmasset (NASDAQ: VRUS) announced today that the companies have entered into a clinical collaboration agreement to evaluate the utility of BMS-790052, Bristol-Myers Squibb’s NS5A replication complex inhibitor, in combination with PSI-7977, Pharmasset’s nucleotide polymerase inhibitor, for the treatment of chronic hepatitis C virus (HCV).

This proof of concept study will evaluate the potential to achieve sustained viral response 24 weeks post treatment with an oral, once-daily treatment regimen in patients across HCV genotypes. Specifically, the study will assess the safety, pharmacokinetics and pharmacodynamics of BMS-790052 in combination with PSI-7977, with and without ribavirin, in treatment-naïve patients chronically infected with HCV genotypes 1, 2, and 3. The study is planned to start in the first half of 2011. This collaboration represents the first cross-company collaboration combining two oral agents to address a significant unmet medical need in the treatment of HCV.

“Bristol-Myers Squibb is committed to the goal of helping patients prevail over hepatitis C by investigating multiple therapeutic platforms,” said Brian Daniels, senior vice president, Development. “We are pleased to partner with Pharmasset on this important study to advance the scientific understanding of the potential for an all-oral regimen to treat hepatitis C. Conducting this study highlights Bristol-Myers Squibb’s ability to collaborate with other companies to develop innovative combination therapies in areas of high unmet need.”

“We are excited to be working with Bristol-Myers Squibb and to be investigating PSI-7977 with a different class of direct acting antivirals,” stated Michelle Berrey, MD, MPH, Chief Medical Officer. “This collaboration represents one of many approaches we are pursuing with our portfolio of nucleoside/tide analogs that include both interferon free and interferon sparing regimens. We believe the development of an all oral treatment regimen represents an important evolution in the treatment of HCV.”

About BMS-790052

BMS-790052 is an investigational oral hepatitis C NS5A replication complex inhibitor. NS5A is one of the essential components for HCV replication. BMS-790052 is one of several molecules Bristol-Myers Squibb is studying for the potential treatment of chronic hepatitis C. The portfolio of investigational compounds, which also includes a novel pegylated interferon lambda, fits into the company’s overall R&D focus on diseases where there is major unmet medical need.

About PSI-7977

PSI-7977 is a uracil nucleotide analog inhibitor of the NS5B polymerase being developed for the treatment of chronic HCV infection. Nucleotide analog polymerase inhibitors work by acting as alternative substrates that block the synthesis of HCV RNA, which is essential for the virus to replicate. PSI-7977 has been studied in combination with peginterferon and ribavirin for up to 12 weeks in genotype 1, 2 or 3 patients and is currently in two Phase 2b studies, one of which is investigating an interferon sparing regimen in genotype 2 or 3 patients. PSI-7977 is also being investigated in a 14-day combination study with PSI-938, a guanine nucleotide analog.

Pegasys® and Copegus® are registered trademarks of Roche.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the compound described in this release will move from early stage development into full product development, that clinical trials of this compound will support a regulatory filing, or that the compound will receive regulatory approval or become a commercially successful product. Nor is there any guarantee that the transaction described in this release will receive the necessary regulatory approvals to close. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Pharmasset Forward-Looking Statement

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September

30, 2010 filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.

Contacts:

Bristol-Myers Squibb

Media: Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com; or Teri Loxam, 609-252-3368,

teri.loxam@bms.com;

Pharmasset

Investors: Richard E. T. Smith, PhD, 609-865-0693, richard.smith@pharmasset.com

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